Exhibit 99.1

NASDAQ: EPMD	For Further Information Contact:
FOR IMMEDIATE RELEASE	Matthew C. Hill, Chief Financial Officer
(856) 753-8533 or

MKR Group, LLC
Charles Messman, Todd Kehrli
(818) 556-3700

EP MedSystems Reports Second Quarter Financial Results

WEST BERLIN, N.J.—(BUSINESS WIRE)—Aug. 15, 2006—EP MedSystems, Inc. (NASDAQ: EPMD - News), a market leader in electrophysiology products used to diagnose and treat certain types of cardiac rhythm disorders, today announced financial results for the three and six months ended June 30, 2006. For the six months ended June 30, 2006, revenues were $7,390,000, a decrease of 10% from the $8,231,000 reported in the same period last year. Sales of our consumable products were up 2% in the first six months of 2006 over the same six months of 2005 primarily as a result of a 31% increase in sales of ViewFlex™ ultrasound catheters. The gross margin percentage for the six months ended June 30, 2006 remained flat compared to the comparable period of 2005. The net loss for the six months ended June 30, 2006 was $3,708,000 or ($0.13) per share, compared to $2,573,000 or ($0.10) per share in the prior year.

The Company finished the quarter with cash and cash equivalents of $11,409,000.

Revenues for the quarter were $3,312,000, a decrease of 30% from the $4,755,000 reported for the three months ended June 30, 2005. Sales of our consumable products were up 18% in the second quarter of 2006 over the same quarter in 2005 primarily as a result of a 37% increase in sales of our ViewFlex™ ultrasound catheters. The gross margin for the three months ended June 30, 2006 was flat compared to the same period in 2005. The net loss for the quarter was $2,213,000, compared to the $1,166,000 reported in 2005. The basic and diluted loss per share for the three months ended June 30, 2006 was ($0.07), which compared to ($0.05) for the comparable period in 2005.

Included in the second quarter’s loss was an accrual of $345,000 which reflects management’s estimate of a fine to be levied by the U.S. Department of Commerce for export violations. The Company has had an ongoing investigation by the United States government concerning these violations for quite some time.

David Jenkins, EP MedSystems’ Chairman, President and Chief Executive Officer commented, “We are disappointed in the second quarter sales results and are taking steps to address this through our search for a new CEO with a strong sales and marketing background. In addition, we have made good progress in resolving investigations by federal government agencies concerning export violations and hope to fully resolve these matters shortly. We believe that both of these steps will allow us to focus on operational execution in the quarters ahead.”

Corporate Conference Call

EP MedSystems’ management will host a conference call today, August 15, 2006, at 10:00 a.m. EST to review the second quarter financial results and other corporate events. David Jenkins, Chairman, President and Chief Executive Officer, will host the call and take part in a Q & A session.

The call can be accessed by dialing (800) 240-4186 and giving the company name, “EP MedSystems”. Participants are asked to call the number approximately 10 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following five days by dialing (800) 405-2236 and entering the following pass code: 11067822 #.

The call can also be accessed live on the web at www.epmedsystems.com in the investor relations area of the site or by going to http://www.mkr-group.com.

About EP MedSystems:

EP MedSystems develops and markets cardiac electrophysiology (“EP”) products used to diagnose and treat certain cardiac rhythm disorders. The Company’s EP product line includes the EP-WorkMate® Electrophysiology Workstation with RPM(TM) Real-time Position Management(TM) navigation technology, the EP-4(TM) Computerized Cardiac Stimulator, fixed and deflectable diagnostic electrophysiology catheters and related disposable supplies, the ALERT® System and ALERT family of internal cardioversion catheters, and the ViewMate® intracardiac ultrasound catheter imaging system. For more information, visit our website at www.epmedsystems.com.

Forward Looking Statements:

This Release may contain certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or including the words “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, “see opportunities” or similar expressions. Such forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, EP MedSystems’ history of losses, uncertainty of market acceptance of our products and level of sales, uncertainty of future profitability and future liquidity needs, possible costs, fines or penalties that may be incurred in connection with government inquiries and investigations and risks regarding regulatory approvals and demand for new and existing products, as stated in the Company’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q.

EP MedSystems cautions investors and others to review the cautionary statements set forth in this press release and in EP MedSystems’ reports filed with the Securities and Exchange Commission and cautions that other factors may prove to be important in affecting the EP MedSystems’ business and results of operations. Readers are cautioned not to place undue reliance on this press release and other forward-looking statements, which speak only as of the date of this release. EP MedSystems undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

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Other highlights reported for the quarter and six months include:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net Sales	$3,312,000	$4,755,000	$7,390,000	$8,231,000
Cost of products sold	1,244,000	1,750,000	2,832,000	3,028,000

Gross Profit	2,068,000	3,005,000	4,558,000	5,203,000

Operating expenses
Sales and marketing	2,556,000	2,174,000	4,970,000	4,303,000
General and administrative	1,093,000	1,389,000	1,957,000	2,260,000
Research and development	681,000	589,000	1,379,000	1,173,000

Total Operating Expenses	4,330,000	4,152,000	8,306,000	7,736,000

Loss from operations	(2,262,000)	(1,147,000)	(3,748,000)	(2,533,000)

Interest income (expense)	49,000	(19,000)	40,000	(40,000)

Net Loss	$(2,213,000)	$(1,166,000)	$(3,708,000)	$(2,573,000)

Basic and diluted loss per share	$(0.07)	$(0.05)	$(0.13)	$(0.10)

Weighted average shares outstanding	30,365,236	25,814,176	28,277,500	25,709,053

	At June 30, 2006	At June 30, 2005
Balance Sheet Data

Cash and cash equivalents	$11,409,000	$7,716,000
Working capital	14,150,000	10,608,000
Total assets	21,082,000	18,020,000
Total liabilities	6,496,000	7,041,000
Shareholders equity	14,586,000	10,979,000